Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of January 16, 2015, between Aon Corporation, a Delaware corporation (the “Company”), Aon plc, a public limited company organized under English law (the “Parent”), and Gregory C. Case (the “Executive”).

WHEREAS, on November 13, 2009 the Company entered into the Amended and Restated Employment Agreement with Executive whereby Executive continues to be employed as President and Chief Executive Officer of the Company (the “2009 Agreement”), which agreement amended and restated the parties’ original employment agreement dated as of April 4, 2005 (the “2005 Agreement”); and

WHEREAS, the Executive became President and Chief Executive Officer of the Parent on April 2, 2012;

WHEREAS, the parties desire to make certain changes to the 2009 Agreement, including to further extend the Employment Period, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.                                      Employment.  The Company will continue to employ the Executive, and the Executive will continue to be employed, upon the terms and subject to the conditions contained in this Agreement.  The extended term of employment of the Executive pursuant to this Agreement (the “Employment Period”) shall commence effective as of January 16, 2015 (the “Effective Date”) and shall end on April 1, 2020 unless earlier terminated pursuant to Section 4 hereof.

2.                                      Position and Duties; Responsibilities; Board Service.  (a)  Position and Duties.  During the Employment Period, the Executive shall continue to be employed by the Company and seconded to the Parent. The Executive shall serve as both the Company’s and the Parent’s President and Chief Executive Officer.  During the Employment Period, the Executive shall continue to perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder and shall devote his full business time, attention and effort to the affairs of the Parent, the Company and their subsidiaries and shall use his best efforts to promote the interests of the Parent, the Company and their subsidiaries.  The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board of Directors of the Parent (the “Board”), may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with his duties hereunder or violate the terms of any of the covenants contained in Sections 7, 8 or 9 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the Board, is adequate under the circumstances.

(b)  Responsibilities.  Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall continue to have the authority and responsibility for the management, operation and overall conduct of the business of the Parent and the Company.  The Executive shall also perform such other duties (not inconsistent with the position of Chief Executive Officer) on behalf of the Parent and the Company and its subsidiaries as may from time to time be authorized or directed by the Board. The Executive shall continue to report to the Board.

(c)  Board Service.  Effective April 4, 2005,  the Executive was appointed as a member of the Company’s board of directors, and he was duly elected as a member of such board at the Company’s annual meeting of stockholders on May 20, 2005.  At the time of the Company’s re-domestication to the UK, the Executive was duly elected as a member of the Board at the 2012 annual general meeting of shareholders of the Parent on May 18, 2012. Provided that the Executive’s employment with the Company has not previously been terminated, the Executive will be nominated for reelection as a member of the Board at the 2015 annual general meeting of shareholders of the Parent and at each subsequent annual general meeting of shareholders during the Employment Period.  If so re-elected, the Executive agrees that he will serve as a member of the Board.

3.                                      Compensation.  (a)  Base Salary.  During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $1,500,000 per annum (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy. Such Base Salary shall be reviewed annually on the Company’s regular executive salary review schedule, and shall be subject to adjustment at the discretion of the Board.

(b)  Annual Bonus.  During the Employment Period, the Executive shall participate in one or more annual incentive bonus plans (collectively, the “Senior Executive Plan”).  Each such annual incentive bonus shall be determined pursuant to the terms of the Senior Executive Plan as in effect from time to time; provided, however, that (i) the Executive’s target annual incentive bonus for calendar year 2015 and subsequent years shall not be less than 200% of the Executive’s Base Salary as in effect at the end of the fiscal year to which such annual incentive bonus relates (the “Bonus Year”) and (ii) the annual incentive bonuses earned hereunder will be subject to payment pursuant to and in accordance with the provisions of the Aon Incentive Stock Program, a sub-plan of the stockholder-approved Aon Corporation 2011 Incentive Plan, as amended and restated and adopted by the Parent effective April 2, 2012 (the “Stock Plan”), payable currently in a combination of cash and restricted stock units of Aon plc ordinary shares.  The portion of the annual incentive bonus paid in cash shall be paid following the end of the calendar year for which the bonus is awarded and no later than two and one-half months after the end of the calendar year for which awarded.

(c)  Equity-Based Awards.  Subject to the approval of the Board on or before March 31, 2015, the Executive shall receive an additional award pursuant to the Parent’s Leadership Performance Program, a sub-plan of the Stock Plan, for the performance period beginning January 1, 2015 and ending December 31,2017.  Such additional award shall have a grant date target value of $15 million.  It is intended that such award value will reflect the Executive’s exceptional performance to date and his commitment to the further extended Employment Period set forth herein.  The $15 million value will be in addition to the value to be otherwise granted pursuant to the Parent’s regular annual long-term incentive award process, and will be earned based on the same performance criteria and weightings as the regular award, which also will be the same for other corporate participants for the performance period.

(d)  Stock Ownership.  During the Employment Period, the percentage of stock ownership applicable to Executive under the Parent’s Stock Ownership Guidelines shall be twenty (20) times base salary (initially $30 million) rather than six (6) times base salary as in effect on the date hereof.  In all other respects, the Executive’s stock ownership shall continue to be governed by the Aon plc Stock Ownership Guidelines published on the company website at www.aon.com/about-aon/corporate-governance/guidelines-policies/stock-ownership-guidelines.jsp as measured and reviewed annually by the Board.

(e)  Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”); provided that life insurance coverage shall be no less than $5 million, as agreed between the Executive and the Company in the 2005 Agreement and the 2009 Agreement.  The Executive also shall be entitled to take time off for vacation or illness in accordance with the Company’s policy for executives and to receive all other fringe benefits as are from time to time made generally available to senior executives of the Company.

(f)  Expense Reimbursement.  During the Employment Period the Company shall reimburse the Executive in accordance with the Company’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.  Payment or reimbursement of expenses described in this Agreement, including in connection with the Executive’s Employee Benefits, shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b).  Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

4.                                      Termination.  (a) Death.  Upon the death of the Executive, all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i)                                     accrued Base Salary through and including the Executive’s date of death;

(ii)                                  the amount of any annual incentive bonus earned and payable but not yet paid for the Bonus Year prior to the year in which the Executive’s termination of employment occurs;

(iii)                               prorated annual incentive bonus (based on the target bonus under the Senior Executive Plan or any successor plan for the Bonus Year in which the Executive’s termination of employment occurs) through and including the Executive’s date of death;

(iv)                              other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company;

(v)                                 the treatment of the restricted stock units granted to the Executive pursuant to Section 3(c) of the 2005 Agreement in accordance with the terms thereof;

(vi)                              the treatment of the options granted to the Executive pursuant to Section 3(d) of the 2005 Agreement in accordance with the terms thereof; and

(vii)                           the Executive will be entitled to payment or vesting of any other long-term incentive awards that have been granted to him prior to his date of termination, to the extent that such payment or vesting is provided for in the terms of the award agreements.

(b)                                 Disability.  The Company may, at its option, terminate the Executive’s employment upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive’s position, with or without reasonable accommodation, if relevant, required of the Executive hereunder for a continuous period of 120 days or any 180 days within any 12-month period; provided, however, if prior to such notice the Executive incurs a “separation from service” within the meaning of Treas. Reg. 1-409A-1(h) as a result of illness, injury, accident or condition, such date shall be the date of the disability termination.  Upon such termination, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i)                                     accrued Base Salary through and including the effective date of the Executive’s termination of employment;

(ii)                                  the amount of any annual incentive bonus earned and payable but not yet paid for the Bonus Year prior to the year in which the Executive’s termination of employment occurs;

(iii)                               prorated annual incentive bonus (based on the target bonus under the Senior Executive Plan or any successor plan for the Bonus Year in which the Executive’s termination of employment occurs) through and including the effective date of the Executive’s termination of employment;

(iv)                              other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company;

(v)                                 the treatment of the restricted stock units granted to the Executive pursuant to Section 3(c) of the 2005 Agreement in accordance with the terms thereof;

(vi)                              the treatment of the options granted to the Executive pursuant to Section 3(d) of the 2005 Agreement in accordance with the terms thereof; and

(vii)                           the Executive will be entitled to payment or vesting of any other long-term incentive awards that have been granted to him prior to his date of termination, to the extent that such payment or vesting is provided for in the terms of the award agreements.

In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the Board and reasonably acceptable to the Executive.  The Executive shall submit to appropriate medical examinations for purposes of such determination.

(c)                                  Cause.  (i) The Company may, at its option, terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive (the “Cause Notice”).  The Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause. No action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board (excluding the Executive) at a meeting at which the Executive is allowed to appear with his legal counsel and (2) where remedial action is feasible, the Executive fails to remedy the action(s) or inaction(s) within 10 days after receiving the Cause Notice.  If the Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect.

(ii)                                  As used in this Agreement, the term “Cause” shall mean the Executive’s:

(A)                               performing a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Executive’s employment with the Company, or breach of the duty of loyalty to the Company;

(B)                               performing an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment, which after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the Executive;

(C)                               material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct;

(D)                               material non-compliance with the terms of this Agreement, including but not limited to Sections 7, 8 or 9 hereunder; or

(E)                                performing any criminal act resulting in a criminal felony charge brought against the Executive or a criminal conviction of the Executive (other than a conviction of a minor traffic violation).

(iii)                               The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv)                              If the Company terminates the Executive’s employment for Cause, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the

Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iv) hereof.

(v)           If the Company terminates the Executive’s employment for Cause, the Executive agrees to immediately resign from the Board.

(d)           Termination Without Cause.  The Company may, at its option, terminate the Executive’s employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c).  Any such termination shall be authorized by the Board.  If the Company terminates the Executive’s employment for any such reason, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i)            the payments and benefits specified in Sections 4(b)(i) and 4(b)(ii) hereof;

(ii)           the Executive’s annual incentive bonus calculated pursuant to the provisions of the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates, and prorated for the portion of the calendar year that the Executive was employed by the Company; provided that the Executive’s entitlement to such bonus will be contingent upon the satisfaction of the specified performance goals established for such bonus year, and provided further that such lump sum payment will be paid no later than two and one-half months following the calendar year for which awarded;

(iii)          other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide medical, dental and vision benefits to the Executive, spouse and dependent children for twenty-four (24) months following the date on which the Executive’s employment terminates, followed immediately thereafter with immediate eligibility for coverage under the Retiree Medical Plan (irrespective of his age and years of continuous employment), until the Executive, spouse and dependent children become covered by the plan of another employer providing comparable benefits;

(iv)          the treatment of the restricted stock units granted to the Executive pursuant to Section 3(c) of the 2005 Agreement in accordance with the terms thereof;

(v)           the treatment of the options granted to the Executive pursuant to Section 3(d) of the 2005 Agreement in accordance with the terms thereof;

(vi)          the payment or vesting of any other long-term incentive awards that have been granted to the Executive prior to his date of termination, to the extent that such payment or vesting is provided for in the terms of the award agreements;

(vii)         a lump sum cash payment equal to the product of (x) two, and (y) the Executive’s target annual incentive bonus under the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates; and

(viii)        so long as the Executive continues to abide by the provisions of Sections 7(b), 7(c) and 8 herein, the Company shall pay the Executive an amount equal to the product of (x) two, and (y) the Executive’s Base Salary, payable in cash installment payments as and when the Company provides salary payments to its executives generally, through the Noncompetition Period as defined in Section 7(b) herein.

(e)           Voluntary Termination.  Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive’s employment with the Company for any reason.  If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(e), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iv) hereof.

(f)            Termination for Good Reason.  (i) Upon 30 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive’s employment with Good Reason (as hereinafter defined).  If the Executive voluntarily terminates employment pursuant to this Section 4(f), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(A)          the payments and benefits specified in Sections 4(b)(i) and 4(b)(ii) hereof;

(B)          the Executive’s annual incentive bonus calculated pursuant to the provisions of the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates, and prorated for the portion of the calendar year that the Executive was employed by the Company; provided that the Executive’s entitlement to such bonus will be contingent upon the satisfaction of the specified performance goals established for such bonus year, and provided further that such lump sum payment will be paid no later than two and one-half months following the calendar year for which awarded;

(C)          other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide medical, dental and vision benefits to the Executive, spouse and dependent children for twenty-four (24) months following the date on which the Executive’s employment terminates, followed immediately thereafter with immediate eligibility for coverage under the Retiree Medical Plan (irrespective of his age and years of continuous employment), until the Executive, spouse and dependent children become covered by the plan of another employer providing comparable benefits; provided further that the Company’s share of the cost of continuation of coverage under any self-insured medical reimbursement program that is subject to Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), will be included in the Executive’s taxable income from the Company;

(D)          the treatment of the restricted stock units granted to the Executive pursuant to Section 3(c) of the 2005 Agreement in accordance with the terms thereof;

(E)           the treatment of the options granted to the Executive pursuant to Section 3(d) of the 2005 Agreement in accordance with the terms thereof;

(F)           the payment or vesting of any other long-term incentive awards that have been granted to the Executive prior to his date of termination, to the extent that such payment or vesting is provided for in the terms of the award agreements;

(G)          a lump sum cash payment equal to the product of (x) two, and (y) the Executive’s target annual incentive bonus under the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates; and

(H)          so long as the Executive continues to abide by the provisions of Sections 7(b), 7(c) and 8 herein, the Company shall pay the Executive an amount equal to the product of (x) two, and (y) the Executive’s Base Salary, payable in installment payments as and when the Company provides salary payments to its executives generally, through the Noncompetition Period as defined in Section 7(b) herein.

(ii)  As used in this Agreement, the term “Good Reason” shall mean during the Employment Period, without the written consent of the Executive, any one or more of the following, provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason:

(A)          the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement;

(B)          any failure by the Company or the Parent to comply with the provisions of Section 3 hereof; or

(C)          any other material breach by the Company or the Parent of this Agreement.

(g)           Time and Form of Payment.  For purposes of this Agreement, the terms “terminated”, “termination”, “termination of employment”, and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.  The time and form of payment of benefits upon termination of employment described in the preceding provisions of this Section 4 (including expense reimbursements or payment and in-kind benefits) shall be made in accordance with such

Section; provided that the lump sum cash payments shall be paid 60 days following the Executive’s termination of employment; and provided further, with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4(g) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under the preceding provisions of this Section 4, whichever is applicable, shall be payable at the same time and in the same form as such amounts or benefits would have been paid in accordance with their original payment schedule under such Section.  If the Executive is a “specified employee” under Code Section 409A, the full cost of the continuation or provision of Employee Benefits (other than any cost of medical or dental benefit plans or programs or the cost of any other plan or program that is exempt from Code Section 409A) under Section 4(d) and 4(f) shall be paid by the Executive until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the date that is six months and one day following Executive’s termination of employment.  For purposes of applying the provisions of Section 409A, each separately identified amount to which the Executive is entitled shall be treated as a separate payment.

5.             Change in Control.  The Executive shall be entitled to Change in Control severance protection pursuant to the Amended and Restated Severance Agreement attached to the 2009 Agreement and, for the avoidance of doubt, attached again hereto as Exhibit A, which Severance Agreement may not, without the Executive’s consent, be further amended or terminated during the Employment Term.

6.             Federal and State Withholding.  The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

7.             Noncompetition; Nonsolicitation.  (a) General.  The Executive acknowledges that in the course of his employment with the Company he has and will become familiar with trade secrets and other confidential information concerning the Company, Parent and subsidiaries of either (collectively “Aon”) and that his services will be of special, unique and extraordinary value to Aon.

(b) Noncompetition.  The Executive agrees that during the period of his employment with the Company and for a period of two years thereafter (the “Noncompetition Period”) he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the business of insurance brokerage, reinsurance brokerage, employee benefits brokerage or human resources consulting provided that (i) such services or engagements represent, or are reasonably expected to represent, at least 55% of the business’ annual gross revenue (any such business being defined as a “Major Competitor”) or (ii) irrespective of the revenue threshold set forth in subpart (i), the business is a successor in interest to any of the listed Major Competitors below.  This restriction will apply in any geographic area in which Aon is then conducting such business.  For the avoidance of doubt, and without limiting the generality of the foregoing prohibition, the following businesses are deemed to be among Aon’s Major Competitors as of the Effective Date:  Marsh & McLennan Companies, Inc.; Willis Group Holdings Limited; JLT Group plc; and Towers Watson & Co.

(c) Nonsolicitation.  The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of Aon to terminate or abandon his or her employment for any purpose whatsoever.

(d) Exceptions.  Nothing in this Section 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(e) Reformation.  If, at any time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 7.

(f)            Consideration; Breach.  The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof shall be made and provided in consideration of the Executive’s agreements contained in Section 7 hereof.  In the event that the Executive shall commit a material breach of any provision of Section 7 hereof, the Company shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof and upon such termination the Company shall have no further liability to the Executive under this Agreement.

8.             Confidentiality.  The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of Aon or (ii) other technical, business, proprietary or financial information of Aon not available to the public generally or to the competitors of Aon (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Executive’s duties under this Agreement. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

9.             Inventions.  The Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by him during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries.  The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request.  The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

10.          Enforcement.  The parties hereto agree that Aon would be damaged irreparably in the event that any provision of Section 7, 8 or 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 7, 8 or 9 of this Agreement.

11.          Survival.  Sections 4, 5, 7, 8, 9 and 10 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

12.          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 12) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 12), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 12:

If to the Company or the Parent, to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: Chairman of the Board of Aon plc

with copies to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: Chairman of the Governance and Nominating Committee of Aon plc

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: General Counsel

If to the Executive, to the Executive’s home address as shown on the Company’s records.

13.          Reimbursement of Legal Expenses.  In the event that the Executive is successful, whether in arbitration or litigation, in pursuing any claim or dispute involving the Executive’s employment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of the Executive’s employment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive for all reasonable costs and expenses (including, without limitation, attorneys’ fees) relating solely, or allocable, to such successful claim.  In any other case, the Executive and the Company shall each bear all their own respective costs and attorneys’ fees.  In the event the Executive is successful, whether in arbitration or litigation, the payment or reimbursement of all costs and expenses (including, without limitation, attorneys’ fees) shall be made no later than two and one-half months after the end of the calendar year in which the right to such payment or reimbursement is no longer subject to a “substantial risk of forfeiture” (as such term is described under Code Section 409A); except if the payment or reimbursement of such expenses is a “deferral of compensation” (as such term is described under Code Section 409A), payment or reimbursement of such expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing sentence, if the Executive is a “specified employee” under Code Section 409A upon the Executive’s termination of employment, payment or reimbursement of any costs and expenses (including, without limitation, attorneys’ fees) shall not be made until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment.

14.          Indemnification.  The Company and the Parent shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company and the Parent for any other officer or director.  In addition, the Executive shall be indemnified by the Company and the Parent against liability as an officer and director of the Company and the Parent and any subsidiary or affiliate of the Company and the Parent to the maximum extent permitted by applicable law.  The Executive’s rights under this Section 14 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

15.          International Assignment.  On July 1, 2014, the parties entered into a letter agreement setting forth the terms and conditions of the Executive’s extended international assignment to London and secondment to Aon plc, which letter agreement amended certain terms of the parties’ original letter agreement dated as of January 12, 2012 (collectively, the “International Assignment Letters”).  The International Assignment Letters will remain in full force and effect through the extended Employment Period, unless modified or terminated in accordance with their terms

16.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof; provided, however, that (i) the Sections 3(c) and 3(d)(i) of the 2005 Agreement, in particular the terms and conditions (including, without limitation, the vesting provisions upon the termination of the Executive’s employment) related to certain stock options and restricted stock units described therein, shall remain in full force and effect and (ii) the International Assignment Letters shall remain in full force and effect as described in Section 14 hereof.

18.          No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

19.          Successors and Assigns. This Agreement shall be enforceable by the Executive and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns, and shall be binding on such successors and assigns.

20.          Headings; Inconsistency.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company or any other agreement between the Executive and the Company, the terms of this Agreement shall control.

21.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

22.          Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

23.          Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

24.          Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

25.          Code Section 409A.  The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law.  In the event provisions of this Agreement do not comply with Code Section 409A, the parties will use reasonable business efforts to amend the Agreement as necessary to bring it into compliance while, to the largest extent possible, maintaining the economic interests hereunder of both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AON CORPORATION

By:	/s/ Gregory J. Besio
Gregory J. Besio
Executive Vice President, Aon Corporation

AON plc

By:	/s/ Lester B. Knight
Lester B. Knight
Chairman of the Board, Aon plc

EXECUTIVE:

/s/ Gregory C. Case
Gregory C. Case
President & CEO, Aon plc, and, President & CEO Aon Corporation